UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007

NANOGEN, INC.

(Exact name of registrant specified in its charter)

Delaware	000-23541	33-0489621
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10398 Pacific Center Court, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (858) 410-4600

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 27, 2007, Nanogen, Inc. (the “Company”) notified NASDAQ that its executive officers had become aware on the prior day that the Company was not in compliance with NASDAQ Market Place Rule 4350(c)(1), which requires a majority of the board of directors (the “Board”) of the Company to be comprised of independent directors. The noncompliance resulted from the appointment of Dr. Heiner Dreismann to the Board on October 31, 2006, after which the Board was composed of three independent directors and three non-independent directors. As disclosed in Item 5.02 below, which is incorporated herein by reference, the Company has regained compliance with NASDAQ Market Place Rule 4350(c)(1) as of May 1, 2007 after the resignation of Dr. William G. Gerber, a non-independent director.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

In order to enable the Company to regain compliance with NASDAQ rule requiring majority of the Board to be comprised of independent directors, on May 1, 2007, Dr. William G. Gerber, a non-independent director of the Board, resigned from the Board, effective immediately. Dr. Gerber’s term expired on June 13, 2007 and he was not standing for re-election. The Board now is currently comprised of five (5) directors, three (3) of whom are independent within the meaning of the applicable NASDAQ listing standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOGEN, INC.

Date: May 2, 2007	By:	/s/ Robert Saltmarsh
	Name:	Robert Saltmarsh
	Title:	Chief Financial Officer